MAXXAM INC. REVISED CAPITAL ACCUMULATION PLAN OF 1988

                                 AS AMENDED

                             DECEMBER 12, 1988

           MAXXAM INC. REVISED CAPITAL ACCUMULATION PLAN OF 1988

                                 ARTICLE I

                                  GENERAL

     1.1 Purpose.
     The purpose of this MAXXAM Inc. Revised Capital Accumulation Plan of 1988 (the "Plan") is to provide an incentive for individuals (a) to join and remain in the service of MAXXAM Inc. and certain Participating Companies as officers or other key employees, and (b) to maintain and enhance the long-term performance and profitability of those companies.
The Plan is amended in its entirety to clarify certain provisions of the MCO Capital Accumulation Plan of 1988. The provisions of the MCO Capital Accumulation Plan of 1988 shall continue to apply unless otherwise modified herein. Active participants in the Capital Accumulation Plan for Key Employees which was terminated as of December 31, 1987, shall be deemed participants in the Plan with 100% vesting.

     1.2 Type of Benefits.
     This Plan provides cash benefits to a participant when he retires, becomes Disabled or his employment terminates for any other reason, payable in a lump sum or in installments or by a combination of a lump sum and installments. If a participant dies before receiving all of his benefits, survivor payments shall be made to his Beneficiary. The amount of a participant's benefit is based on a formula which takes into account his salary and length of participation.

     1.3 Plan Unfunded.

          (a) While this Plan refers to the crediting of amounts to a participant's Account from time to time, all Accounts maintained under the plan are book-entry, memorandum accounts only, and do not represent an interest in any trust, fund or specific asset or property.

          (b) Notwithstanding any other provision of this Plan, any obligation of a Participating Employer to pay benefits hereunder shall be an unsecured promise, and any right to enforce such obligation shall be solely as a general creditor of the Participating Employer. Without limiting the generality of the foregoing, if a Participating Employer acquires an insurance policy on the life of a participant as an investment to held defray, in whole or in part, the costs that may be incurred in connection with this Plan, neither the participant nor his spouse nor his Beneficiary shall have any right with respect to, or claim under or against, such policy, and such policy shall not be deemed to be held for the benefit of, or under any trust for the benefit of, the participant or his spouse or Beneficiary, or to be held in any way as collateral security for the fulfilling of the obligations of the Participating Employers of this Plan, and such policy shall be, and remain, a general, unpledged, unrestricted asset of the Participating Employer which acquired such policy.

     1.4  Administration.
          (a) The Plan shall be administered by an administrative committee, which shall consist of not less than three persons (each of whom shall be a director of a Participating Employer) having full authority to act in such capacity (the "Committee"); provided that the Board of Directors of the Company may, in its sole discretion, exercise any and all of the powers and authorities of the Committee. The members of the Committee shall be appointed by, and may be changed from time to time in the discretion of, the Board of Directors of the Company.

          (b) No person shall serve as a member of the Committee if such person is then or was at some prior time a participant under the Plan.

          (c) The Committee shall have the authority (i) to construe, interpret and implement the Plan, (ii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iii) to make all determinations necessary and advisable in administering the Plan, and (iv) to correct any defects, supply any omission and reconcile any inconsistency in the Plan.

          (d) The determination of the Committee or the Board of Directors of the Company on all matters relating to the Plan shall be conclusive and binding on all persons.

          (e) To the extent that the Board of Directors of the Company shall act as the Committee hereunder, the provisions of this Plan shall apply to such Board and to its members as if the Board were the Committee.

     1.5 Definitions.
          (a) "Account" means either or both of a Participant's Lump Sum Account or Installment Account established pursuant to Section 2.2.

          (b) "Company" means MAXXAM Inc., a Delaware corporation, and any successor thereto by merger, consolidation or otherwise.

          (c) "Compensation" for any calendar year means a participant's base salary actually paid during that year for services as an employee of a Participating Employer, excluding by way of illustration and not limitation, bonuses, income realized in connection with stock options and/or stock appreciation rights, and all other forms of extra compensation. A participant's Compensation shall not include any salary paid (i) before the date his participation starts, determined pursuant to
Section 2.1(a) or (ii) after the date the Committee (or a Participating Employer) declares him ineligible for further participation pursuant to
Section 2.1(b) or (iii) after his employment terminates.

          (d) "Disability" or "Disabled" means an illness or accidental bodily injury which prevents a participant from performing any and every duty of his normal occupation for a Participating Employer, if such condition is expected to have a duration of at least 6 months.

          (e) "Participating Employer" means the Company and any Participating Company that adopts this Plan with the consent of the Company.

          (f) "Plan" means MAXXAM Inc. Revised Capital Accumulation Plan of 1988, as from time to time in effect.

          (g) "Participating Company" means any trade or business (whether or not incorporated) which is (i) controlled by or under common control with the Company or any successor thereto by merger, consolidation or otherwise, within the meaning of Section 414(b) or (c) of the Internal Revenue Code of 1986 or (ii) designated as a Participating Company by the Committee.
          (h) "Termination of Employment" and similar references mean a participant's ceasing to be employed by the Company and all Participating Companies on account of retirement, Disability, or any other reason (including death).


                                 ARTICLE II

                         PARTICIPATION AND ACCOUNTS

     2.1 Participation.
          (a) Participation in the Plan shall be extended to such officers and executives, managerial, technical or professional employees of the Participating Employers as the Committee shall in its sole discretion designate in writing from time to time; provided, that no individual shall be enrolled as a participant unless his annual rate of base salary is at least $100,000 per annum or is an officer of Company; and provided further, if such participant was an employee of the Company or a Participating Company on the day his participation starts, any such designation shall be effective only if ratified within one year of such designation by the Board of Directors of the Company. Participation starts on the day on which the individual is so designated, unless the Committee's written designation specifies (i) a later day, or (ii) an earlier day not more than three months before the day of the Committee's written designation.

          (b) The Committee may from time to time in its sole discretion determine that a participant shall no longer be eligible to participate under the Plan, from and after a date set by the Committee, in which event
(i) the participant shall not be entitled to have a 15% salary credit made to his Account pursuant to Section 2.3 of the Plan in respect of Compensation paid on and after the date of ineligibility, and (ii) he shall continue as participant in all other respects (and accordingly shall be entitled to have a 15% salary credit made to his Account pursuant to
Section 2.3 of the Plan in respect of Compensation paid prior to the date of ineligibility pursuant to Section 2.4). The Board of Directors of any Participating Employer may exercise the power granted to the Committee under the preceding sentence, with respect to Compensation paid by such Participating Employer.

     2.2 Accounts.
     The Committee shall establish memorandum accounts on its records for each participant to the extent required by reason of Section 2.3(b), one designated as the participant's "Lump Sum Account" and the other designated as his "Installment Account."

     2.3 Annual 15% Salary Credit.
          (a) For each calendar year, the Committee shall enter a credit on its records for each participant, equal to 15% of the participant's Compensation paid during that year. The credit shall be entered as of December 31 of the calendar year for which credited, or if earlier, the last day of the month in such year in which the participant dies, becomes Disabled, otherwise Terminates Employment or becomes ineligible.

          (b) A participant may direct that the 15% salary credit under
Section 2.3(a) for any calendar year be allocated either to his Lump Sum Account or to his Installment Account, or, if permitted by the Committee, in part to his Lump Sum Account and in part to his Installment Account. such direction shall be made on such form and at such time as the Committee shall in its sole discretion prescribe, subject to all of the following:

               (i) Different directions may be given for different calendar years, but the direction for any year must be given prior to the first day of that year;

               (ii) A direction becomes irrevocable on the December 31 immediately preceding the calendar year to which the direction applies;

               (iii) Notwithstanding clauses (i) and (ii) above, amounts creditable under Section 2.3(a) for any later year in which an employee becomes a participant shall be allocated in accordance with the employee's direction made within 30 days after the employee is designated as a participant (of if later, 30 days after the execution of this Plan by the Company), and such direction shall be irrevocable upon expiration of such 30-day period.

               (iv) In the absence of a proper direction by the Participant, the credit shall be made to his Lump Sum Account.

     2.4 Annual Account Updating.
     The aggregate dollar amount of each of a participant's Accounts shall be increased as of each December 31 prior to the calendar year in which his employment terminates, and as of the last day of The month in which the participant's employment terminates. Such increase shall be determined as if interest were credited and compounded on his Accounts as of each such December 31 and such last day of the month, at such rate or rates as the Board of Directors of the Company may authorize from time to time, provided, that unless such Board of Directors otherwise directs, the annual rate so authorized to be credited for 1988 and each later year shall be the Prime Rate in effect at the end of the prior month as reported by the Wall Street Journal (the "Prime Rate").

     2.5 Credits Not In Lieu of Current Compensation.
     Amounts credited to a participant's Account under Sections 2.3 and 2.4 represent reductions of salary nor bonuses otherwise payable to the participant nor amounts foregone in lieu of future salary increases or bonuses. All such credits represent additional compensation payable except as hereinafter provided in Article III only following the participant's Termination of Employment or Disability and are not in any way receivable by him prior to that time.


                                ARTICLE III

                            PAYMENT OF BENEFITS

     3.1 Distribution on Termination of Employment.
     The "Distributable Balance" of a participant's Accounts (as defined in Section 3.2) shall be paid following the earlier of a) his Termination of Employment in accordance with the provisions of this Article III; b) Disability; or c) December 31, 1988, or each subsequent ten (10) year distribution dates.

     3.2 Distributable Balance.
     The "Distributable Balance" of a participant's Accounts shall be the vested portion of his Account balances at Termination of Employment, computed in two steps as follows:

          (a) Step 1: Termination Balance. The Committee shall determine the balance to the credit of the Participant's Lump Sum Account and Installment Account as of the last day of the month in which a Termination of Employment occurs, or upon the occurrence of December 31, 1998, or such subsequent ten (10) year distribution dates. Such balances shall be determined after adjusting his Account for salary credits and Account updating required to be made as of such date (pursuant to Sections 2.3 and 2.4).
          (b) Step 2: Vesting.  The Account balances determined under
Section 3.2(a) shall be multiplied by a percentage, not to exceed 100%, equal to the product of 10% multiplied by the number of the participant's years (and fractions of a year) of continuous employment. For purposes of the foregoing, "continuous employment" shall mean the participant's most recent continuous employment with the Company and all Participating Companies from and after January 1, 1988, through the date of his termination of Employment, or December 31, 1988, rounded down to The nearest whole month, disregarding employment prior to the date on which his participation starts (determined pursuant to Section 2.1(a). Except that with respect to active participants in the former plan, on December 31, 1987, said participants shall be deemed to be participants in the Plan with 100% vesting effective on January 1, 1988.

          (c) Step 3: Offset by Deferred Compensation.
               (i) The vested Account balances determined under Section 3.2(b) shall be reduced by the actuarial value of the participant s benefits under the McCulloch Deferred Compensation Plan, determined as of the last day of the month in which the participant's employment terminates or upon such subsequent 10 year distribution date. Such reduction shall be made to the participant's Lump Sum Account and Installment Account in proportion to the balances of such accounts prior to the application of this Section 3.2(c).

               (ii) Notwithstanding the provisions of Section 3.2(c)(i), the benefits paid or payable under the Plan shall be offset by an amount equal to the benefits payable under the Plan to the extent such benefit is exceeded by the benefit under the McCulloch Deferred Compensation Plan. All benefits shall be paid first out of the plan and then the McCulloch Deferred Compensation Plan.

     3.3 Methods of Distribution.
          (a) If a participant Terminates Employment for any reason other than death or a Participant becomes Disabled:

               (i) The Distributable Balance of his Lump Sum Account shall be paid to him in a single cash payment as soon as administratively practicable following the month of such termination of Employment or Disability; and

               (ii) The Distributable Balance of his Installment Account shall be paid to him in 10 equal annual installments, the first payment to be due as of the first day of the first month following Termination of Employment or Disability and the remaining payments to be due as of January 2 of each of the next nine calendar years beginning after such date, all payments to be made as soon as administratively practicable following the payment due date. After the initial installment payment, there shall be added to each installment an amount determined as if subsequent installment payment interest on the undistributed portion of such Installment Account had been credited and compounded as of the December 31 immediately preceding each such installment due date, at such rate or rates as the Board of Directors of the Company may from time to time authorize; provided, however, that the rate so fixed for any calendar year beginning on or after the first payment due date shall in no event be less than the rate of yield to maturity on a one-year U.S. Treasury obligation maturing on or about the close of such calendar year. If a participant dies before receiving all installment payments, any remaining installment payments shall be made to his Beneficiary.

          (b) If a Participant's Termination of Employment occurs by reason of death, the benefits otherwise distributable to him under Section 3.3(a) shall be paid to his Beneficiary pursuant to distribution elected by participant.

          (c) On December 31, 1998, or such subsequent ten (10) year distribution dates, assuming a Participant has not Terminated Employment or become Disabled, the benefits otherwise distributable under his Lump Sum and Installment Accounts shall be paid to him in a single cash payment, as soon as administratively practicable following December 31, 1998, or such subsequent distribution dates. Provided, however, that the unvested portion of a Participant s Account shall be carried over as a credit and be part of the Distributable Balance thereof at the next distribution date.

     3.4 Beneficiary.
     A participant may designate one or more persons (none of whom need to be his spouse) as a "Beneficiary" to receive any amounts payable under this Plan. Without limiting the generality of the preceding sentence, a participant s designated Beneficiary may include one or more inter vivos or testamentary trusts, charitable foundations or not-for-profit corporations. The participant may, with the written consent of his spouse, if to a Beneficiary other than his spouse, designate a Beneficiary by filing a written designation of Beneficiary with the Committee. Such participant may also, in the same manner and at any time and from time to time (whether before or after benefit payments to such participant have commenced), change any Beneficiary previously designated by him, without notice to or consent of any previously designated Beneficiary except the participant's spouse in the event the designated beneficiary is other than the participant's spouse. If any individual designated as a Beneficiary shall fail to survive the participant, the Beneficiary shall be such alternate Beneficiary as may have been designated by the participant, and if all individuals designated as Beneficiary and alternate Beneficiary shall fail to survive the participant, the Beneficiary shall be the participant s surviving spouse (if any), or if none, the participant s estate. If any individual designated as a Beneficiary shall die after the participant, any amounts remaining due to such Beneficiary under this Plan at the time of the Beneficiary's death shall, unless otherwise provided by the participant in his designation of Beneficiary, be paid to the Beneficiary's estate. If the designated Beneficiary cannot be located for a period of one year following the participant's death despite mailing to such Beneficiary's previous known address and has not made written claim within such period to the Committee, such Beneficiary shall be treated as having predeceased the participant.


                                 ARTICLE IV

                               MISCELLANEOUS

     4.1 Cooperation; Estoppel of the Participant and His Beneficiary.
          (a) As a prerequisite to the payment of benefits in respect of a participant hereunder, such participant shall furnish the Committee with all information which the Committee may deem necessary or desirable to assist it in the administration of this Plan, including, without limitation, any information necessary or desirable in computing the amount of the participant's other retirement benefits.

          (b) The Participating employers, the Board of Directors of the Company and the Committee may rely upon any certificate, statement, or other representation made to them by a participant with respect to age, length of service, date of commencement or termination of employment, or other fact required to be determined under any of the provisions of the Plan, and shall not be liable on account of the payment of any moneys or the doing of any act in reliance upon any such certificate, statement or other representation.
     4.2 Forfeiture.
     Not withstanding any provision of this Plan, if following termination of employment for any reasons participant is found guilty (by a court of competent jurisdiction) of any act of fraud or dishonesty against the Company or a Participating company, then all rights which the participant or his spouse or Beneficiary may have under this Plan shall be forfeited, any liability of the Participating Employers to make payments hereunder shall terminate, and any payments previously made hereunder shall terminate, and any payments previously made hereunder shall be recoverable by the Participating Employers.

     4.3 Rights to Terminate Employment.
     Nothing in this Plan shall confer upon a participant the right to continue in the employ of the Company or a Participating Company or affect any right the Company or a Participating Company may have to terminate the participant's employment.

     4.4 Assignment.
     Neither the participant nor his spouse or Beneficiary may assign, pledge or otherwise encumber any interest in this Agreement without the written consent of the Committee.

     4.5 No Third Party Rights.
     A participant's spouse and/or Beneficiary shall not have any right to enforce the terms of this Plan prior to the time of the participant's death, and during the participant's lifetime this Plan may be amended by the Company (subject to Section 4.6) notwithstanding that such amendment may eliminate or cancel any right to benefit payments such spouse or Beneficiary would otherwise have under this Plan.

     4.6 Amendment and Termination.
     The Board of Directors of the Company shall have the right, in its absolute discretion, at any time and from time to time, to modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided that no such modification, amendment, suspension or termination may, without the participant s consent, reduce the amount of a participant's Account balances prior to the effective date of such modification, amendment, suspension or termination, or adversely affect in any material respect his right to have his then Account balances updated, vested and distributed in accordance with the provisions of
Section 2.4 and Article III.

     4.7 Limitation of Liability.
     No member of the Committee or of the Board of Directors of the Company shall be liable for any act or omission of any member of the Committee or Board, nor for any act or omission on his part; provided, however, that nothing in this Plan shall be construed as relieving the Committee or Board member or any other person or body representing this Plan of liability for willful misconduct, action in bad faith or gross negligence. The Participating Employers shall indemnify and hold harmless each member of the Committee and board against any and all expenses and liabilities relating to the Plan and arising out of his membership on the Committee or Board, excepting expenses and liabilities arising out of his own willful misconduct or action in bad faith.

     4.8 Benefits Paid by Participating Employers.
     The obligation to pay benefits under the Plan is to be apportioned among the Participating Employers in accordance with the provisions of this
Section 4.8. A Participating Employer shall be obligated to pay the benefits attributable to (a) salary credits awarded under Section 2.3 for Compensation paid by that Participating Employer, (b) Account updatings in respect of such credits under Section 2.4 and (c) amounts credited on the undistributed portion of an Installment Account pursuant to Section 3.3 (to the extent the balance of such Installment Account is derived from such credits). A Participating Employer shall not be obligated to pay benefits which are the obligation of another Participating Employer pursuant to the preceding sentence.

     4.9 Miscellaneous.
          (a) Neither a participant nor his spouse, Beneficiary, or any person claiming through any of them, shall under any circumstances have any right to require payments hereunder other than in accordance with the terms of the Plan.

          (b) If this Plan conflicts with the terms of an individual employment agreement between the participant and the Company or a Participating Company, the terms of said employment agreement shall govern over the terms of this Plan.

          (c) The masculine pronoun, wherever used herein, shall mean or include the feminine pronoun.

          (d) Benefit payments hereunder shall be subject to withholding, to the extent required by applicable tax or other laws.

          (e) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Participating Employers and the heirs, administrators, executors and person representatives of the participant.

          (f) No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

          (g) If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included herein.

          (h) The Plan and the obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the state of California.

          (i) The captions contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the Plan or the construction of any provision thereof.

     IN WITNESS WHEREOF, the undersigned has caused these presents to be executed by its duly authorized officers and its corporate seal to be affixed this 31st day of December, 1988.

                                        MAXXAM INC.


                                        By: WILLIAM C. LEONE


ATTEST:


BYRON L. WADE


[Corporate Seal]